CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: May 4, 2009

CITIZENS COMMUNITY BANCORP, INC., ANNOUNCES
FISCAL 2009 SECOND-QUARTER RESULTS

Walmart Locations Gaining Traction with Customers; Expected to Contribute Bottom-Line Improvements

EAU CLAIRE, Wis.—May 4—Citizens Community Bancorp, Inc. (NASDAQ: CZWI), the holding company for Citizens Community Federal, today reported results for its fiscal 2009 second quarter ended March 31, 2009.

For the second quarter, the Company reported net income of $193,000, versus net income of $246,000 for the prior-year second quarter. Net income for the six months ended March 31, 2009, totaled $459,000, versus $701,000 for the prior-year six months.

The fiscal 2009 second-quarter and six-month decreases resulted mainly from two factors. First, the Company increased its 2009 second-quarter provision for loan losses by $178,000 to $374,000 for the fiscal 2009 period. For the six months, Citizens’ loan loss provision rose by $280,000 to $641,000, versus the fiscal 2008 six months. Both increases were due to the current economic environment. The second factor was planned increases in salaries and benefits, occupancy and other expenses associated with the Company’s continued growth, primarily the openings of Citizens’ Walmart supercenter branches.

Said James Cooley, president and chief executive officer of Citizens Community Bancorp, Inc., “The in-store Walmart branches that we opened in 2008 are now maturing—and our new locations are continuing to gain traction with customers. Management is optimistic that our Walmart locations will contribute improvements to Citizens’ bottom line by the end of calendar 2009.”

On a basic and diluted per-share basis, Citizens Community Bancorp, Inc., reported fiscal 2009 second-quarter earnings of $0.04 per share, consistent with earnings of $0.04 per share for the year-earlier second quarter. For the six months, the Company reported basic and diluted earnings of $0.08 per share, versus basic and diluted earnings of $0.11 per share in 2008. The decline was due to the factors detailed above.

Net interest income for the quarter ended March 31, 2009, totaled $3.8 million, up 26.7 percent from $3.0 million for the prior-year period. For the six-months, net interest income was $7.3 million, compared to $5.9 million for the prior-year six-month period. Largely responsible for both gains was a rise in the average balance of interest-earning assets, partially offset by a rise in the average balance of interest-bearing liabilities, combined with an increase in the net interest spread as a result of the cost of interest-bearing liabilities declining at a faster pace than the earnings yield of interest-earning assets. The net interest spread increased from 2.29 percent for the prior six-month period to 2.74 percent for the six months ended March 31, 2009.

Fiscal 2009 second-quarter, non-interest income was $476,000, up from $387,000 for the year-earlier period. For the six months, non-interest income was $953,000, versus $815,000 for the prior-year six months. The increase for both periods was primarily the result of service charges on deposit accounts that were generated from core deposit growth (core deposits include all deposits excluding CDs) at the Company’s Walmart in-store locations.

Non-interest expense was $3.6 million for the fiscal 2009 second quarter, compared to $2.7 million for the year-earlier period. Sequentially, non-interest expense rose from $3.3 million in the fiscal 2009 first quarter. For the six months, non-interest expense was $6.9 million compared to $5.2 million for the prior-year period. The 2009 second-quarter and six-month year-over-year increases resulted, again, mainly from the planned growth costs associated with the Company’s Walmart supercenter branch expansions. These expansions strongly contributed to deposit and loan growth.

Deposits grew to $342.2 million at March 31, 2009, from $315.7 million at December 31, 2008, and $297.2 million at September 30, 2008. The $26.5 million sequential quarterly increase was the result of growth in new core deposits and certificates of deposit. $21.4 million of the gain came from total deposit growth at the Company’s Walmart supercenter branch locations—of that amount, $14.2 million was core deposit growth. For the six-month period, deposits rose by $45.0 million to $342.2 million, compared to $297.2 million at September 30, 2008. Of the gain, $35.2 million—which included $25.0 million in core deposits—was from Citizens’ new Walmart branches

Total assets rose to $507.5 million at March 31, 2009, from $487.6 million at December 31, 2008, and $480.0 million at September 30, 2008. The sequential quarterly gain was primarily due to a $16.9 million increase in loans receivable during the second quarter—of which, $16.2 million was generated through the Company’s new Walmart in-store branches. For the six months, loans receivable rose by $30.8 million to $400.5 million, from $369.7 million at September 30, 2008. Of the increase, $24.1 million was generated through Citizens’ Walmart locations.

Total equity was $62.2 million at March 31, 2009, compared to $65.3 million at December 31, 2008, and $68.5 million at September 30, 2008. The decreases for both periods were due to: the buyback of shares under Citizens’ previously announced share repurchase program (since September 2007, the Company has repurchased 1.6 million of its common shares); dividends paid; and increases in the unrealized loss of investment securities available for sale related to the revaluation of the Company’s MBS portfolio. The Company does not believe there was any other than temporary impairment of these securities at March 31, 2009.

The Company’s non-performing assets were $4.8 million at March 31, 2009, or 0.94 percent of total assets. This was up from $3.3 million, or 0.68 percent of total assets, at September 30, 2008, and $4.4 million, or 0.91 percent, at December 31, 2008. The increases since September 30, 2008, and March 31, 2008, were due to increases in non-performing one- to four-family residential loans, as well as the addition of new, non-real estate consumer loans moving into the non-performing category.

The Company anticipates minimal losses associated with its non-performing one- to four-family residential loans based on recent appraisals of the properties. While Citizens anticipates some higher loss levels associated with its non-performing consumer loans, loss levels are anticipated to be below comparable peers due to the Company’s strong underwriting criteria. The Company believes its allowance for loan loss is adequate to cover these and other anticipated losses on its portfolio.

Net charge-offs for the three months ended March 31, 2009, were $156,000, versus $132,000 at December 31, 2008, and $111,000 at March 31, 2008. The annualized net charge-offs to average loans receivable was 0.16 percent for the three months ended March 31, 2009, compared to 0.14 percent for the December period, and 0.13 percent for the three months ended March 31, 2008.

Net charge-offs for the six months ended March 31, 2009, were $288,000, versus $219,000 for the six months ended March 31, 2008.  The annualized net charge-offs to average loans receivable was 0.15 percent for the six months ended March 31, 2009, compared to 0.13 percent for the six months ended March 31, 2008. The Company’s net charge-offs, while up slightly from year-earlier levels, remain at levels considerably below comparable peer company norms.

Said Cooley, “Citizens continues to be profitable and deliver asset, loan and deposit growth. We’re particularly pleased with these achievements given current economic conditions and uncertainties. Equally important, we put our customers first and make superior service a priority for the Company. As we expand into an additional four Walmart supercenters, as previously announced, we’ll grow our footprint in the Upper Midwest and offer customers added convenience with more locations.”

Business Update
Consistent with the fiscal 2009 first quarter, Citizens saw a continuing trend of one- to four-family residential real-estate appraisals being adversely impacted by the current economic crisis during the second quarter. As a result, new loans being considered for approval, which otherwise met Citizens’ underwriting criteria, were not approved. Despite this trend, the Company’s overall loan volume is ahead of previous periods, being driven by its new Walmart supercenter locations.

Citizens continued its Walmart branch expansion strategy. Recently, the Company opened new branches in Walmart supercenters in Menomonie, and Neenah, Wis. These new full-service locations mark the first two of Citizens’ six, previously announced, planned branch openings in calendar 2009. The Company also will, as previously announced, open Citizens Community Federal branches in the following Walmart supercenter locations: Plover, Shawano, and Wisconsin Rapids, Wis.; and Oak Park Heights, Minn.

As of March 31, 2009, the Company’s Walmart in-store locations have delivered:

1.	Total new deposits since March 3, 2008, of $53.7 million—of this, $36.3 million was core deposits; and
2.	Total loan originations since March 3, 2008, of $30.2 million—of this, $8.4 million consists of real estate loans and $24.8 million of consumer loans.
According to Cooley, 10 out of the 12 Citizens Walmart branches were opened after July 1, 2008.

Concluded Cooley, “Our focus as a financial institution is on building core deposits, as well as rigorously managing our lending portfolio to minimize risk and maximize income. Our expansion into in-store locations is consistent with that strategy and continues to provide a solid stream of new checking accounts, deposits and loans.”

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 22 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

Except for historical information contained herein, the matters contained in this news release and other information in the Company’s SEC filings, may express “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company’s business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

CITIZENS COMMUNITY BANCORP, INC.
SELECTED FINANCIAL INFORMATION - UNAUDITED
 (in thousands, except per share data)

	March 31, 2009	September 30, 2008
Selected Financial Condition Data
Total Assets	$507,514	$480,036
Cash and Cash equivalents	$18,685	$23,666
Securities available-for-sale (at fair value)	$56,600	$61,776
Loans receivable	$400,472	$369,710
Allowance for Loan Losses	$(1,544)	$(1,192)
Deposits	$342,206	$297,243
Federal Home Loan Bank Advances	$99,225	$110,245
Total Equity	$62,181	$68,476

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008

Selected Operations Data
Total Interest and Dividend Income	$7,458	$6,438	$14,849	$12,700
Interest expense	$3,701	$3,464	$7,512	$6,808

Net Interest Income	$3,757	$2,974	$7,337	$5,892
Provision for loan losses	$374	$196	$641	$361

Net Interest Income After Provision For Loan Loss	$3,383	$2,778	$6,696	$5,531
Total Noninterest Income	$476	$387	$953	$815
Total Noninterest Expense	$3,552	$2,738	$6,869	$5,172

Income before provision for income tax	$307	$427	$780	$1,174
Provision for income taxes	$114	$181	$321	$473

Net Income	$193	$246	$459	$701

Per Share Information
Basic Earnings	$0.04	$0.04	$0.08	$0.11
Diluted Earnings	$0.04	$0.04	$0.08	$0.11
Dividends Paid	$0.05	$0.05	$0.10	$0.10

	March 31, 2009	September 30, 2008
	($ in thous)	($ in thous)
Asset Quality as of the period ended
Non-performing loans (NPLs)	$4,444	$3,255
NPLs as a percent of total loans	1.11%	0.88%
Non-performing Assets (NPAs)	$4,766	$3,255
NPAs as a percent of total assets	0.94%	0.68%
Allowance for loan losses	$1,544	$1,192
Allowance for loan losses as a percent of loans	0.39%	0.32%
Allowance for loan losses as a percent of NPLs	34.74%	36.62%

	March 31, 2009	March 31, 2008
Net Charge-offs as of period ended
Net charge-offs for the 3 months ended	$156	$111
Net charge-offs for the 6 months ended	$288	$219
Annualized net charge-offs to average loans for the 3 months ended	0.16%	0.13%
Annualized net charge-offs to average loans for the 6 months ended	0.15%	0.13%

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